As filed with the Securities and Exchange Commission on December 16, 2021
Registration No. 333-236339

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Post-Effective Amendment No. 2
To
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
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CIM Income NAV, Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)
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2398 East Camelback Road, 4th Floor
Phoenix, AZ 85016
(602) 778-8700
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
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Nathan D. DeBacker
CIM Income NAV, Inc.
Chief Financial Officer and Treasurer
2398 East Camelback Road, 4th Floor
Phoenix, AZ 85016
(602) 778-8700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
__________________________________________________________
Copies to:

Lauren Burnham Prevost, Esq. Seth K. Weiner, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326-1044 (404) 233-7000
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Approximate date of commencement of proposed sale to the public: Not applicable.
If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒
Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-11 (Registration No. 333-236339) (the “Registration Statement”) filed by CIM Income NAV, Inc. (the “Registrant”) under the Securities Act of 1933, as amended, and declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 7, 2020, pursuant to which the Company registered with the SEC an aggregate of $4.0 billion in shares of Class D common stock, $0.01 par value per share (“Class D Common Stock”), Class T common stock, $0.01 par value per share (“Class T Common Stock”), Class S common stock, $0.01 par value per share (“Class S Common Stock”), and Class I common stock, $0.01 par value per share (“Class I Common Stock”) (up to $3.5 billion in shares in the primary portion of the offering on a “best efforts” basis, as well as up to $500.0 million in additional shares to be issued pursuant to the distribution reinvestment plan).
On December 16, 2021, pursuant to the Agreement and Plan of Merger, dated as of September 21, 2021, by and among the Registrant, CIM Real Estate Finance Trust, Inc. (“CMFT”) and Cypress Merger Sub, LLC, a wholly owned subsidiary of CMFT (“Merger Sub”), the Registrant merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a subsidiary of CMFT (the “Merger”).
At the effective time of the Merger, each issued and outstanding share of the Registrant’s Class D Common Stock was converted into the right to receive 2.574 shares of CMFT’s common stock, $0.01 par value per share (“CMFT Common Stock”), each issued and outstanding share of the Registrant’s Class T Common Stock was converted into the right to receive 2.510 shares of CMFT Common Stock, each issued and outstanding share of the Registrant’s Class S Common Stock was converted into the right to receive 2.508 shares of CMFT Common Stock, and each issued and outstanding share of the Registrant’s Class I Common Stock was converted into the right to receive 2.622 shares of CMFT Common Stock, subject to the treatment of fractional shares in accordance with the Merger Agreement.
As a result of the Merger, the Registrant has terminated any and all offerings of its securities under the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 16th day of December, 2021.

CYPRESS MERGER SUB, LLC (as successor by merger to CIM Income NAV, Inc.) By: CIM Real Estate Finance Trust, Inc., its sole member

By:	/s/ Nathan D. DeBacker
Name:	Nathan D. DeBacker
Title:	Chief Financial Officer and Treasurer
Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.